EXHIBIT 99.1

PXP	Plains Exploration & Production Company 700 Milam St., Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Winston Talbert

Vice President Finance and Investor Relations

(832) 239-6000 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS EXPLORATION UPDATES OPERATIONS

AND DEVELOPMENT ACTIVITY

Houston, Texas – October 9, 2003—Plains Exploration & Production Company (NYSE:PXP) (“PXP”) announced today updates with respect to onshore and offshore activities in certain primary areas of operations.

Western Business Unit

PXP has received all required federal, state and county approvals and permits for its previously disclosed application to develop new reserves from its existing offshore California Point Arguello platforms utilizing extended reach drilling into the eastern half of OCS Block P-0451. The statutory appeal periods have run and the permits are final. Planned wells will target the previously explored and delineated but never produced Rocky Point structure within the limits of the P-0451 block. PXP and its partners are proceeding in accordance with previously adopted partnership agreements with offers of assignments of interest. PXP’s ultimate working interest will be dependent upon elections on assignments and well proposals, but in no event will be less than 52.6%. The Federal royalty rate on the Rocky Point production will be one-sixth with no additional severance or production taxes. Rocky Point oil previously tested in exploratory wells was high quality light, low sulfur crude. All production will be transported to shore via pipeline and exported away from PXP’s onshore Santa Barbara County, California metering facility via the Plains All America Pipeline. PXP has reached agreement in principle for mobilization of a suitable drilling rig and expects to initiate drilling operations in the first quarter of 2004.

PXP is currently interpreting newly acquired 3-D seismic data over its Inglewood field in the Los Angeles Basin of onshore California. The good quality data provides imaging of faults and structures throughout prospective deep formations extending to a depth of approximately 10,000 feet. The Company’s initial 3-D based mapping reveals previously unidentified faulting and structural elements differing significantly from previous interpretations based solely on well

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data. PXP anticipates drilling Inglewood deep wells targeting multiple deep pay horizons beginning as early as late fourth quarter or early first quarter 2004.

Central Business Unit

During the third quarter PXP continued Cotton Valley gas development activities in the East Texas area. A total of eight new wells were completed and turned to sales with collective initial gross and net gas rates of 10.8 and 3.2 MMcfd, respectively. As of September 30, 2003, an additional two wells were drilling, two wells had completions in progress, and four wells were drilled and waiting on completion activities to begin.

Eastern Business Unit

In the Breton Sound Area (BSA), offshore Louisiana, the State lease 17767 #1, “Aquarius Prospect” is an apparent discovery and normal completion operations are ongoing. PXP’s net revenue interest is 39.25%. This discovery is the 11th successful well in 12 attempts in the area for PXP. Also in the Breton Sound Area, the previously announced discovery on State Lease 17408 #1, the “Treasure Bay East Prospect”, began production on September 4. Current gross production is 6.2 MMcf and 20 Bbls of condensate per day. PXP’s net revenue interest is 73.0%. The previously announced “Perseus Prospect” discovery, on State Lease 17691 in Breton Sound Block 45 has been tested at a rate of 11.2 MMcf and 793 Bbls condensate per day. Initial production to sales is expected to begin later this month. PXP’s net revenue interest is 39.25%. The Company expects to drill up to two additional Breton Sound Area wells before the end of the fourth quarter. In the Garden City Field of Saint Mary Parish, Louisiana, the Bailey Mineral Partnership #2 well has reached total depth and will be plugged as a dry hole.

To compliment and extend PXP’s successful Breton Sound Area (BSA) PXP has acquired a 56.25% interest in 32 new prospects. PXP will operate and plans to begin initial drilling operations within 60 days. Two more spuds are planned for 2003. PXP anticipates continuous drilling operations on the new prospects in the Breton Sound Extension area through 2004. Additionally, PXP has acquired a 37.5% interest in an ongoing 3-D seismic acquisition program covering 178 square miles which extends the western limits on the Breton Sound Area for PXP. This Breton Sound Extension-West area (BSE-W) processed 3-D seismic data should be available for interpretation mid-year 2004, with drilling anticipated to begin on the BSE-W prospects in 2005.

Property Divestments

During September 2003 PXP sold its interests in 27 predominantly non-operated and non-core fields in the Permian Basin, Texas panhandle, mid-continent area, Arkansas, Mississippi, and North Dakota for aggregate net proceeds of approximately $14.3 million. Production from these fields was approximately 444 net equivalent barrels per day. Approximately $8.3 million in proceeds was received in the third quarter, with the remaining $6.0 million expected this month. Additionally PXP will offer another group of 19 similar properties located in Alabama, New Mexico, Oklahoma, and Texas, which collectively produce approximately 300 net equivalent barrels per day, for sale later this month.

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Hedging Update

PXP has recently increased and extended its crude oil hedge position until 2006. Crude oil hedges, all swaps in barrels per day, are 20,250 bpd for 2003 at $24.10/bbl; 18,500 bpd for 2004 at $23.89/bbl; 12,500 bpd for 2005 at $24.39/bbl; and 10,000 bpd for 2006 at $25.19/bbl. Gas hedges remain unchanged from previous disclosures with 50,000 MMbtu/d swapped in 2003 at $5.02/MMbtu; 20,000 MMbtu/d swapped in 2004 at $4.45/MMbtu; and 20,000 MMbtu/d collared in 2004 with a floor of $4.00 and ceiling of $5.15/MMbtu.

The Company will host a conference call at 9:00 a.m. Central on Thursday, October 9, 2003. Investors wishing to participate may dial 1-800-362-0574 or international: 785-830-7951. Reference Conference I.D.#: Plains XP. The replay will be available for 2 weeks at 1-800-283-4605 or international: 402-220-0874. To access the Internet webcast, please go to the Company’s website at: http://www.plainsxp.com, under the Investor Relations section choose “conference calls.” Following the live webcast, the call will be archived for a period of sixty (60) days on the Company’s website.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore California, primarily in the Los Angeles Basin, and offshore California in the Point Arguello unit, the Illinois Basin in southern Illinois, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

* reliability of reserve and production estimates,

* production expense estimates,

* cash flow estimates,

* planned drilling activities

* future financial performance, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services,

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environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Refer to the Company’s filings with the SEC for further discussion of these risks.

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